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                                                                 Exhibit 23.4



                         Consent of Independent Auditors





The Board of Directors
Mid-Iowa Financial Corp.:

We consent to inclusion in the Registration Statement on Form S-1 of First Federal Bankshares, Inc. to be filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC to be filed with the Office of Thrift Supervision of our report date November 6, 1998 with respect to the consolidated balance sheets of Mid-Iowa Financial Corp. as of September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/  KPMG Peat Marwick LLP
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Des Moines, Iowa
January 5, 1999